UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 7, 2010

China Golf Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53399	75-3264747
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

China Merchants Tower, Suite 1503 161 Lujiazui East Road, Shanghai PRC 20001
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011-86-21 5876 5017

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 7, 2010, under substantially the same terms as the financing of China Golf Group, Inc. (the “Company”) that was completed on September 9, 2010 (the “First Round PIPE”), a non-U.S. investor (the “Investor”) purchased a total of 2,000,000 shares of the Company's common stock, par value $.001 per share, at the price of $1.25 per share (the “Second Round PIPE”).  The Investor paid the $2,500,000 purchase price with a promissory note, a form of which is filed herewith as Exhibit 10.1 (the “Promissory Note”). The Promissory Note is unsecured and bears no interest. It is payable in two installments, with 20% of the principal due on December 10, 2010 and the remaining balance on January 31, 2011. Any failure of the Investor to pay any amounts due thereunder will result in a default and acceleration of the amounts due along with penalty interest payable at the lesser of (i) the compounded rate of one-and-a-half percent per month, or (ii) the highest rate permitted under applicable law, until such default is cured.

The details of the First Round PIPE and the subsequent amendment and waiver relating thereto, can be found in the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2010 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, respectively.

Item 3.02     Unregistered Sales of Equity Securities

Reference is made to Item 1.01 for information relating to the issuance of the Company’s securities in the Second PIPE. The securities to be issued in this transaction are being issued as private placement exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act, Regulation D and/or Regulation S promulgated thereunder.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1.	Form of the Promissory Note, dated December 7, 2010, issued by Yang Li to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010

China Golf Group, Inc.

By:	/s/ Ye Bi
Ye Bi
Chief Executive Officer